NEWS RELEASE		800 Gessner • Suite 500 • Houston, TX 77024
AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
FRIDAY, OCT. 10, 2008

GROUP 1 AUTOMOTIVE ANNOUNCES RETIREMENT OF RANDY L. CALLISON

HOUSTON, Oct. 10, 2008 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that Randy L. Callison, Group 1’s senior vice president of operations and corporate development, has decided to retire effective Dec. 31, 2008.

Callison, 55, has served in his current role overseeing Group 1’s acquisition activities, fixed operations, and finance and insurance business, since June 2006. He began his career with Group 1 in February 1997, before Group 1 became a public company, in corporate development. Callison had increasing responsibilities over the years, acquiring oversight of Group 1’s fixed and finance and insurance operations in January 2006.

“After 23 years in the automotive industry, including 11 years of helping to create and operate one of the largest automotive retailers, I am looking forward to spending some time with my wife and two teen-age daughters,” said Callison.

“Randy Callison has been instrumental in building Group 1 to what it is today,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “His extensive automotive industry experience and business acumen have been invaluable to Group 1. He has been involved in virtually every acquisition and disposition in the history of our company. We are sorry to see him go, but wish him and his family well.”

Group 1 noted that Wade D. Hubbard, vice president of fixed operations; M. Lee Mitchell, vice president of financial services; and, J. Steve Waller, vice president of corporate development will now report directly to Hesterberg.

About Group 1 Automotive Inc.
Group 1 owns and operates 100 automotive dealerships, 134 franchises, and 26 collision service centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.